Cambridge, MA 02142

generationbio.com

Exhibit 10.10

October 22, 2025

Yalonda Howze

Re:Separation Agreement

Dear Yalonda:

This letter confirms the terms of your separation from employment at Generation Bio Co. (the “Company”). If you timely sign and return this letter agreement, your employment with the Company terminates on March 31, 2026 (the “Extended Separation Date”). Please read this letter agreement (the “Agreement”), which includes a general release, carefully.  If you are willing to agree to its terms, please sign in the space provided below and return it to me by November 1, 2025. This Agreement will become effective after you timely sign it (the “Effective Date”).

In the interest of clarity, the following terms and conditions apply in connection with the end of your employment and regardless of whether you enter into the Agreement:

●	The Company will pay your salary through the Extended Separation Date, provided you remain actively employed through that date. Your final paycheck will be deposited directly into your designated bank account on or before the last date of employment.

●	If you are enrolled in group health insurance through the Company, you will be able to continue group healthcare insurance coverage under the law known as “COBRA” subject to eligibility requirements, and to the extent available. Any COBRA continuation will be at your own cost, except as provided below if this Agreement becomes effective.

●	Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on your last date of employment in accordance with applicable benefit plan or program terms and practices.

●	The Company will reimburse you for any outstanding, reasonable business expenses you have incurred on the Company’s behalf through your last day of employment, after the Company’s timely receipt of appropriate documentation and subject to the Company’s business expense reimbursement policy.

●	Because your employment is terminating without cause, as that term is defined in Section 7(d) of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (“Covenants Agreement”) you signed when you joined the Company, the post-employment non-compete restrictions in Section 7 of the Covenants Agreement will not be enforced. The balance of your obligations set forth in the Covenants Agreement will continue through the remainder of your employment as well as after your last day of employment consistent with the terms of that agreement and with applicable law. A copy of the Covenants Agreement is attached as Exhibit A. Please be advised nothing in the Covenants Agreement prevents you from disclosing information as permitted by law, including engaging in concerted activity protected under the Section 7 of the National Labor Relations Act, which includes, but is not limited to, discussing terms and conditions of employment with coworkers, former coworkers, and third parties; filing unfair labor practice charges or assisting other employees in filing such charges with the National Labor Relations Board (the “Board”); and assisting in the Board’s investigative process (“Section 7 Activity”) or disclosing or discussing any sexual assault or sexual harassment dispute arising after the date of this Agreement (“Other Protected Activity”).

●	You will cease vesting in all of your Company stock options (the “Options”) and restricted stock units, if applicable, as of the Separation Date, or the Extended Separation Date, if you timely sign and return the Agreement, and you may exercise any vested portion of your Options (the “Vested Options”) in accordance with the time limits and subject to the terms of the applicable stock option agreements and Company equity plan (the “Equity Documents”). Any unvested portion of your Options or restricted stock units, if applicable, will terminate on the last day of employment.

●	You will be required to return all Company property in your possession to the Company including, without limitation, Company-owned laptop, at the end of your employment. If necessary, the Company will send you a prepaid shipping label to facilitate your return of Company property.

●	You may apply for unemployment compensation benefits under applicable state law. Information on how to apply for unemployment benefits is included with this Agreement. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by the Company. Nothing in this Agreement shall affect the Company’s obligation to respond truthfully to requests for information related to unemployment compensation eligibility.

In addition to the above-described terms, you will be eligible to receive the Severance Benefits described in Section 1, below, provided you enter into, do not revoke, and comply with this Agreement.

The remainder of this letter proposes the Agreement between you and the Company.  If you timely sign and return this Agreement, you and the Company agree as follows:

1.	Severance Conditions and Benefits

(a) Severance Conditions. You must satisfy the following conditions (“Severance Conditions”) in order to qualify for the Severance Benefits described below:

i.	You sign and return this Agreement to Shawna-Gay White on or before November 6, 2025;

ii.	You comply with the terms of this Agreement;

iii.	You remain employed with the Company through the Extended Separation Date; and

iv.	Except as to Section 1(b)(i), you sign and return the Supplemental Release of Claims (attached as Exhibit B) no sooner than the day after the Extended Separation Date and no later than five (5) days after the Extended Separation Date.

(b) Severance Benefits. If you satisfy the Severance Conditions, then in exchange for your agreement to the general release and waiver of claims and your other promises herein, the Company agrees to provide the following benefits (the “Severance Benefits”).  For the avoidance of doubt, you will not be entitled to any Severance Benefits set forth below if (i) you voluntarily leave employment with the Company before the Extended Separation Date without written approval from the Company to depart early, (ii) the Company terminates your employment before the Extended Separation Date based on a good faith determination by the Company that you (a) have failed to satisfactorily perform your job duties or (b) otherwise materially failed to comply with Company rules, policies and directives, or (c) you have breached the terms of this Agreement.  Specifically, the Severance Benefits are as follows:

(i) Extended Separation Date.  You will continue to receive your regular pay and benefits for work performed through your Extended Separation Date. You agree to make best efforts to perform assigned job duties and assist with transitional matters, and further agree to comply with Company rules, policies and directives through the Extended Separation Date.

(ii) Severance Pay.

The Company will provide you with severance pay in an amount equivalent to 12 months of your current salary, less lawful deductions, in the total gross amount of $592,250.00, to be paid at the time set forth in Section 2.A.i. of the Severance Plan Benefit Agreement dated March 17, 2023 (the “Severance Plan”), as a lump sum in lieu of the payment schedule set forth in the Severance Plan. Notwithstanding the foregoing, if a Change in Control occurs on or before the Extended Separation Date, the Company will instead pay you severance pay in an amount equivalent to 18 months of your current salary, less lawful deductions in the total gross amount of $888,375.00, to be paid at the time set forth in Section 2.B.i. of the Severance Plan, as a lump sum in lieu of the payment schedule set forth in the Severance Plan.

(iii)  Payment in lieu of Bonus.

The Company will pay you the gross amount of $253,613.39 less lawful deductions, representing a prorated bonus for 2025. This amount will be paid at the time and in the form set forth in Section 2.A.ii. of the Severance Plan. Notwithstanding the foregoing, if a Change in Control occurs on or before the Extended Separation Date, the Company will pay the bonus amount as set forth in Paragraph 2.B.ii. of your Severance Plan, or a prorated bonus for 2025, whichever is greater, to be paid at the time and in the form set forth in Section 2.B.ii. of the Severance Plan.

(iv) COBRA Premiums.

Provided you timely enroll in COBRA continuation coverage for your medical, vision, and/or dental plan(s), and subject to all of the terms and conditions of such coverage, the Company agrees to subsidize your monthly COBRA premium as such premiums become due for a period of up to 12 months following the Extended Separation Date to the same extent that the Company paid for such coverage immediately prior to the Extended Separation Date (i.e., the employer portion), including the COBRA administration fee, until the earlier of (i) the date the health plan itself terminates, (ii) the date COBRA eligibility ends, or (iii)  the date you are eligible for health benefits under another group employer plan, provided that the Company’s payment for such coverage shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory. You agree to immediately notify the Company if you become eligible for health benefits under another group employer plan during the period in which the Company is subsidizing your COBRA premium. Notwithstanding the foregoing, if a Change in Control (as defined in the Severance Plan) occurs on or before the Extended Separation Date and you are still employed with the Company at the time of the Change in Control, the Company will instead subsidize your monthly COBRA premium as such premiums become due for a period of up to 18 months following the Extended Separation Date, subject to the same conditions described above.  In addition, if you are unable to continue COBRA coverage during the period in which the Company would otherwise be subsidizing COBRA because the health plan terminates, the Company will pay you a lump sum amount equal to the remaining amount if would have contributed towards your COBRA premium had the health plan continued, less lawful deductions.

(v) Equity. If a Change in Control, as defined in the Severance Plan, occurs on or prior to your Extended Separation Date, one hundred percent (100%) of the unvested portion of any then-outstanding equity grant from the Company to you (the “Equity Grants”), shall vest and become fully exercisable as of the date of the Company’s timely receipt of the fully signed Exhibit B and the expiration of the revocation period contained therein.

(vi) Outplacement Assistance. The Company will also provide a $500 stipend payable in lump sum, less lawful deductions, on the second scheduled pay date after the Company’s timely receipt of the fully signed Exhibit B, and the expiration of the revocation period contained therein, to assist with the cost of any outplacement services you may choose to use.

(vii) Continued Employee Assistance Program (“EAP”) Support. The Company is offering continued access to the EAP program for you and your household members for the same number of months as the severance pay offered above, or the date the EAP program is ended by the Company, whichever occurs first.

You acknowledge and agree the Severance Benefits are being provided to you in exchange for your release of claims and other promises in this Agreement, and supersede and fully satisfy any entitlements you may have under the Severance Plan.  You agree the Severance Benefits do not confer a benefit on anyone other than the parties to this Agreement.  You further acknowledge except for the Severance Benefits, and the amounts described on pages 1-2 of this Agreement (which shall be paid to you as set forth above), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, or any other form of compensation or benefit.

2.	Return of Property You are required to return all Company property in your possession to the Company including, without limitation, all Company documents and files you created in the course of business, specialized equipment, any other requested information deemed necessary by the Company. Accordingly, by signing below, you acknowledge and agree you will return, or you have returned to the Company on or before your last day of employment all Company property, including, without limitation, all files, reports, documents, or other materials containing or pertaining to Proprietary Information (as defined in the Covenants Agreement) and to your work (and all reproductions thereof). After returning all of the foregoing, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Extended Separation Date. In the event you discover that you continue to retain any such information or property, you shall return it to the Company immediately.

3.	Confidentiality and Non-Disparagement You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the financial terms of this Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You may also disclose this Agreement to a state agency if required as part of an application for unemployment compensation benefits. You agree not to make any statement that is maliciously untrue about the Company, or the Releasees outlined below, including, but not limited to, communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor, on blogs, by text or email, or through other electronic means. This provision does not prohibit you from making truthful statements about the terms or conditions of your employment, or from exercising your rights, if any, under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations. You understand and agree that your obligations under this paragraph are material terms of this Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

4.	Cooperation Subject to Section 6, after your Extended Separation Date, you agree to cooperate reasonably with the Company (including its outside counsel), including in connection with litigation and Government Agency (as defined below) proceedings about which the Company believes you may have knowledge or information and responding to questions from the Company regarding transitioning your duties (together “Cooperation Services”). The Company will not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. The Company will reimburse you for any reasonable expenses approved in advance that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

5.	Release of Claims In consideration for, among other terms, the opportunity to receive the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature relating to your hiring by, employment at, and termination from employment at the Company (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes all known or unknown Claims, including without limitation, the following:

●	Relating to your employment by the Company and the end of your employment with the Company;
●	Title VII of the Civil Rights Act of 1964;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act of 1974 (“ERISA”);
●	The Internal Revenue Code of 1986;
●	The Immigration Reform and Control Act;
●	The Americans with Disabilities Act of 1990;
●	The Worker Adjustment and Retraining Notification Act (“WARN”);
●	The Fair Credit Reporting Act;
●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Genetic Information Nondiscrimination Act of 2008;
●	The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);
●	Families First Coronavirus Response Act;
●	The Pregnant Worker’s Fairness Act (“PWFA”)
●	The Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;
●	The Massachusetts Equal Rights Act, G.L. c. 93, as amended;
●	The Massachusetts Civil Rights Act, G.L. c. 12, as amended;
●	The Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;
●	The Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;
●	The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149,150, 150A-150C, 151, 152, 152A, et seq.;
●	The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.;
●	The Massachusetts Workers' Compensation Act, G.L. c. 152, § 75B;
●	The Massachusetts Small Necessities Act, G.L. c. 149, § 52D;
●	The Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;
●	The Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;
●	The Massachusetts AIDS Testing statute, G.L. c. 111, §70F;
●	The Massachusetts Consumer Protection Act, G.L. c. 93A;
●	Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended;
●	The Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;
●	The Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq
●	Massachusetts Parental Leave Act, G.L. c. 149, § 105D;
●	Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;
●	any other federal, state or local law, rule, regulation, or ordinance;
●	any public policy, contract, tort, or common law; or
●	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement, you are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company‘s health, welfare, or retirement benefit plans as of the Extended Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

6.	Other Protected Actions Nothing in this Agreement, Exhibit B, or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits you from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., EEOC, MCAD, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. To the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits your ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. You are also not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.

Further, notwithstanding your confidentiality and non-disclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.”

7.	Tax Treatment The Company shall undertake to make deductions, withholdings, and tax reports with respect to all payments and benefits made under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings, and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.	Acknowledgments and Representations You acknowledge and represent you have not suffered any discrimination or harassment by any of the Releasees on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, genetic information, veteran or military status, medical condition or any other characteristic protected by applicable law. You further acknowledge and represent you have not been denied any leave, benefits, or rights to which you may have been entitled under any federal, state, or local law, and you have not suffered any job-related wrongs or injuries that you have not already reported to the Company. You further acknowledge and represent you have not raised a claim of sexual harassment or abuse with the Company. You further acknowledge and represent you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company. You further acknowledge and represent your employment relationship with the Company was at-will and you were not promised, explicitly or implicitly, employment for any specified period of time. You represent and warrant that all of the factual representations made herein, all of which are a material inducement for the Company to enter into this agreement, are true in all material respects.

9.	Consideration Period It is the Company’s desire and intent to make certain you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement. You will have until November 6, 2025 to consider and accept the terms of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original, PDF, or DocuSigned copy of this Agreement, so it is received by Shawna-Gay White by 5:00 PM ET on the last day of the Consideration Period. You and the Company agree any changes to this Agreement, whether material or immaterial, do not restart or otherwise affect the Consideration Period.

By signing this Agreement, you acknowledge and agree: (i) but for providing the waiver and release in Section 5, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement; (ii) you understand the various claims you are entitled to assert under the laws set forth above; (iii) you have read this Agreement carefully and understand all its provisions; and (iv) the Company has advised you to consult with an attorney before signing this Agreement and to the extent you desired, you availed yourself of this right.

10.	Other Provisions

(a) Termination of Payments.  In the event you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to discontinue providing you with the Severance Benefits.  Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement or the Covenants Agreement.

(b) Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as set forth in this Agreement.

(c) Jurisdiction.  You and the Company hereby agree the state and federal courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge venue in such courts is proper.

(d) Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(e) Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Waiver; Amendment.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(g) Entire Agreement.  This Agreement, together with the Equity Documents, constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between you and the Company with respect to the subject matter hereof, but does not in any way merge with or supersede the surviving provisions of the Covenants Agreement or the Equity Documents, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement except as expressly set forth herein.

(h) Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning it to me by November 1, 2025 as set forth above.

Very truly yours,

By: _/s/ Jasmin Tower____________________10/22/2025_______________________

Jasmin TowerDate

Chief Human Resources Officer

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge the Company has advised you to consult with counsel prior to entering into this Agreement, you have carefully read and fully understand all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement.

_/s/ Yalonda Howze____________________10/22/2025_______________________

Yalonda HowzeDate